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                                                                    EXHIBIT 23.4

                      [letterhead of FinPro appears here]


October 9, 1998


Board of Directors
South Jersey Financial Corporation, Inc.
South Jersey Savings and Loan Association
4651 Route 42
Turnersville, New Jersey 08012


Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc. ("FinPro") in the Form AC Application for Conversion of South Jersey Savings and Loan Association, Turnersville, New Jersey, and any amendments thereto, in the Form SB-2 Registration Statement of South Jersey Financial Corporation, Inc. and any amendments thereto, and in the Application H-(e)l-S for South Jersey Financial Corporation, Inc. We also hereby consent to the use of our firm's name and the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of South Jersey Financial Corporation, Inc.


                                Very Truly Yours,

                                /s/ Donald J. Musso

                                Donald J. Musso

Liberty Corner, New Jersey
October 9, 1998

                      [LETTERHEAD OF FINPRO APPEARS HERE]

October 9, 1998


Board of Directors
South Jersey Financial Corporation, Inc.
South Jersey Savings and Loan Association
4651 Route 42
Turnersville, New Jersey 08012


Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion adopted by the Board of Directors of South Jersey Savings and Loan Association (the "Association"), whereby the Association will convert from a state chartered mutual savings and loan to a state chartered stock savings and loan and issue all of the Association's stock to South Jersey Financial Corporation, Inc. (the "Holding Company"). Simultaneously, the Holding Company will issue shares of common stock.

We understand that in accordance with the Plan of Conversion, Subscription Rights to purchase shares of the Association's Common Stock in the Holding Company are to be issued to (i) Eligible Account Holders, (ii) the ESOP, (iii) Supplemental Eligible Account Holders, and (iv) Other Members. Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the opinion that:

        (1)  the Subscription Rights will have no ascertainable market value;
             and

        (2) the price at which the Subscription Rights are excercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Association's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                        Very Truly Yours,
                        FinPro, Inc.

                        /s/ Donald J. Musso

                        Donald J. Musso
                        Managing Director